March 27, 2000




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

     RE: InfoNow Corporation (File No. 0-19813)

Dear Sirs:

We have read Item 8 of InfoNow Corporation's Form 10-KSB for the year ended December 31, 1999 and are in agreement with the statements contained in the first, third, fourth, and fifth paragraphs therein as they relate to us.

Very truly yours,



/s/ HEIN + ASSOCIATES LLP
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HEIN + ASSOCIATES LLP